                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                               INDIVIDUAL, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  455912 10 5
                   -----------------------------------------
                                 (CUSIP Number)


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

-----------------------
 CUSIP NO. 455912 10 5
-----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Cupertino Ventures Partnership II, L.P.
      77-0143684

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            410,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             410,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      410,000

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      [PN]

------------------------------------------------------------------------------



                               Page 2 of 5 pages

ITEM 1.
------

      (a) NAME OF ISSUER:
          --------------

          INDIVIDUAL, INC.

      (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          -----------------------------------------------

          8 New England Executive Park West
          Burlington, MA 01803

ITEM 2.
------

      (a) NAME OF PERSON(S) FILING:
          ------------------------

          Cupertino Ventures Partnership II, L.P.



      (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
          -----------------------------------------------------------

          20300 Stevens Creek Blvd., Suite 330
          Cupertino, California 95014

      (c) CITIZENSHIP:
          -----------

          United States

      (d) TITLE OF CLASS OF SECURITIES:
          ----------------------------

          Common Stock, par value $.01 per share

      (e) CUSIP NUMBER:
          ------------

          455912 10 5

ITEM 3.   IF THIS STATEMENTS IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
------    CHECK WHETHER THE PERSON FILING IS A:


          (a)  [ ]  Broker or Dealer registered under section 15 of the Act
          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
          (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)
          (g)  [ ]  Parent Holding Company, in accordance with (S) 240.13d-1(b)
                    (1)(ii)(G)  (Note:  See Item 7)
          (h)  [ ]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
------
          (a) AMOUNT BENEFICIALLY OWNED: 410,000


          (b) PERCENT OF CLASS:  2.8%

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 410,000


              ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

              iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                   410,000

              iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:


ITEM 5.   OWNERSHIP OF 5% OR LESS OF A CLASS:
------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:
------

          Not Applicable


                                  Page 4 0f 5

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
------    SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
------

          Not Applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
------

          Not Applicable

ITEM 10.  CERTIFICATION:
-------

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          SIGNATURE.
          ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1998


                         CUPERTINO VENTURES PARTNERSHIP II, L.P.

                         By:  HORN VENTURE PARTNERS, L.P.
                         Its: General Partner


                         By: /s/ CHRISTIAN F. HORN
                             --------------------------------------
                         Name:  Dr. Christian F. Horn
                         Title:  Managing Partner

                                  Page 5 of 5